EXHIBIT 10.2

December 14, 2004

By Hand Delivery

Mr. Harry J. Silverman

2141 Autumn Hill Drive

Ann Arbor, MI 48103

Dear Mr. Silverman:

Your regular employment with Domino’s Pizza LLC (the “Company”) will end no later than December 31, 2005 (the “Separation Date”) pursuant to that certain amended and restated Employment agreement between you and the Company made as of January 1, 2005 (the “Employment Agreement”). The Company would like, however, to have the benefit of your advice and other consulting services for a period of time following the Separation Date and you have expressed your willingness to provide those services. The purpose of this letter is to confirm your consulting arrangements, as follows:

1. The Consulting Period. Provided that your employment with the Company terminated pursuant to Section 5.4 of the Employment Agreement or as a result of the expiration of the term thereof, effective as of January 1, 2006, you will be engaged by the Company in a consulting capacity for a period expiring on December 31, 2006, unless earlier terminated pursuant to paragraph 7 hereof (the “Consulting Period”) at a consulting fee of $11,923.07, bi-weekly, payable in arrears. As a consultant to the Company, you will provide services from time to time as the Company may request, subject to your reasonable availability. The Consulting Period may be extended only by the written agreement of you and an expressly authorized officer of the Company. At the conclusion of the Consulting Period, your engagement as a consultant to the Company will terminate for all purposes.

2. Services. You agree to provide such advice and other services (including without limitation special projects) during the Consulting Period as may be requested from time to time by the Chief Executive Officer (“CEO”) or his designee up to a maximum of 80 hours per month. All work must be authorized in advance. Any services that you agree to perform during the Consulting Period shall be performed in a competent and timely manner. As a consultant you are not guaranteed any specific quantity or frequency of services. Your services will be scheduled at mutually agreeable times and will be provided during normal business hours, unless otherwise mutually agreed.

3. Limitations on Authority. During the Consulting Period, you will have no right, power or authority in any way to bind the Company to the fulfillment of any condition, contract or obligation or to create any liability binding on the Company. The Company will not be responsible for any expenses or liabilities incurred by you, other than business expenses in accordance with paragraph 4 below.

4. Time Records, Compensation and Expenses. The Company will reimburse necessary and reasonable business expenses incurred by you in the performance of services under this Agreement; provided that those expenses are authorized in advance by the CEO or his designee and provided further that you submit in a timely manner such documentation and substantiation of those expenses as the Company may require.

5. No Eligibility for Employee Benefits or Paid Time Off. As an independent contractor to the Company under this Agreement, you understand and agree that neither you nor any dependent or other individual claiming through you will be eligible to participate in, or receive benefits under, any of the employee benefit plans, programs and arrangements maintained by the Company (collectively, the “Plans”). You hereby waive irrevocably any and all rights to participate in, or receive benefits under, any of the Plans. You agree that you will not make a claim under any of the Plans and you agree to indemnify and hold harmless the Company and the Plans and all of those connected with them from any liability of any kind in any way arising out of or connected with any such claim by you or by any dependent or other individual claiming through you. It is also agreed that, as an independent contractor, you will not be eligible for an office, support staff, paid holidays, vacation or other paid time off. In the event that you elect continuation of health coverage pursuant to Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”) at the conclusion of your employment, however, and the Company shall pay you an amount equal to the monthly COBRA premiums during the Consulting Term, provided that you remain eligible for such continuation under COBRA.

6. Confidential Information, Non-Competition and Conflicts of Interest.

(a) During the Consulting Period and thereafter, you shall continue to be bound by the obligations set forth in Section 7 and Section 8 of the Employment Agreement.

(b) You agree that at the time your employment under this Agreement ends, and at such earlier time or times as the Company may specify, you will return to the Company all documents related to the business, present or otherwise, of the Company and its Affiliates and all other property of the Company and its Affiliates in your possession or control.

(c) You agree that, during the Consulting Period, you will not undertake or continue any outside activity, whether or not competitive with the business of the Company or any of its Affiliates, that could give rise to a conflict of interest, or otherwise interfere, with your duties to the Company.

7. Termination. Notwithstanding the provisions of paragraph 1 above, this Agreement may be terminated by you upon written notice to the Company. The Company may terminate this Agreement prior to December 31, 2006 upon written notice in the event that you violate Section 7 or Section 8 of the Employment Agreement or any act or omission by you causes, or could reasonably be expected to cause, material harm to the business or reputation of the Company or any of its Affiliates (as defined in the Employment Agreement). Upon termination of this Agreement, whether by expiration of the term or pursuant to this paragraph 7 or otherwise, the Company shall have no further obligation to you, other than for our consulting fee earned but not paid through the date of termination.

8. Miscellaneous. This Agreement contains the entire agreement between you and the Company and replaces all prior and contemporaneous agreements, whether written or oral, with respect to your services following the Separation Date, and all matters related thereto, excluding only Section 8 of the Employment Agreement, and any existing agreement between you and the Company concerning confidentiality, non-competition or the like, any loans outstanding on the effective date of this Agreement and your rights and obligations, if any, and those of the Company with respect to the Company’s securities, all of which shall remain in full force and effect. This Agreement shall not supersede any provisions of the Employment Agreement which survive pursuant to Section 6.3 thereof, however. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company. The headings and captions in this Agreement are for convenience of reference only and in no way define or describe the scope or content of any provision of this Agreement.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me, at which time it shall take effect as a legally binding agreement between you and the Company on the basis set forth above.

Sincerely,

DOMINO’S PIZZA LLC

By:	/s/ David A. Brandon
Title:	Chief Executive Officer

Accepted and agreed:

Signature:	/s/ Harry J. Silverman

Date: December 14, 2004